FOR IMMEDIATE RELEASE                                                                                                NEWS

APRIL 1, 2014                                                                                             NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS 2013 ANNUAL

RESULTS AND 2014 OUTLOOK

COLORADO SPRINGS – April 1,  2014 –  Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today confirmed its 2013 annual mill production of 84,835 precious metal gold equivalent ounces and announced its 2014 Outlook targeting a production range of 85,000 to 100,000 precious metal gold equivalent ounces (at a 63:1 silver-to-gold ratio).  Gold Resource Corporation is a low-cost gold and silver producer with operations in the southern state of Oaxaca, Mexico.  The Company has returned over $95 million to shareholders in monthly dividends since declaring production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver.

2013 YEAR-END HIGHLIGHTS

•	84,835 precious metal gold equivalent ounces produced
•	82,935 precious metal gold equivalent ounces sold; total cash cost of $626 per ounce
•	$125.8 million annual revenue
•	$58.3 million annual mine gross profit
•	$0.1 million annual net income
•	$25.5 million annual dividends paid, or $0.48 per share
•	$3.8 million physical gold and silver treasury
•	9.5% reduction in cash cost per ounce from third to fourth quarter
•	Delivered El Aguila Mill expansion on time

Overview of 2013 Results from El Aguila Project

“As gold and silver prices dropped 27% and 37%, respectively, 2013 was a challenging year for Gold Resource Corporation and the overall precious metal mining industry,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid.  “In the face of the challenging year, our company was able to achieve its production range, significantly expand its milling capacity, continue to distribute monthly dividends back to its shareholders, all while posting a net income of $0.1 million.  We are very proud of our colleagues in Oaxaca, headed by our Chief Operating Officer Mr. Rick Irvine and our General Manager Mr. Jesus Rivera, who were all instrumental in achieving these significant milestones during the difficult year.”

For the year ended 2013, Gold Resource Corporation sold 82,935 precious metal gold equivalent ounces at a total cash cost of $626 per gold equivalent ounce.  The Company recorded revenues of $125.8 million, mine gross profit of $58.3 million, and net income of $0.1 million.

Mr. Reid added, “The challenges that 2013 offered were opportunities for Gold Resource Corporation to critically review our operations and structure.  Through this review, the Company has emerged a more efficient and stronger company, better positioned to weather the metal price volatility and potentially positioned to increase profits when metal prices move higher.”

Production and Sales Statistics - La Arista Underground Mine
	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Production Summary
Milled:
Tonnes Milled	83,330	71,541	316,720	282,120
Tonnes Milled per Day	906	778	866	773
Grade:
Average Gold Grade (g/t)	3.67	4.63	3.72	4.30
Average Silver Grade (g/t)	292	314	326	355
Average Copper Grade (%)	0.35	0.46	0.38	0.45
Average Lead Grade (%)	1.60	1.99	1.24	1.70
Average Zinc Grade (%)	3.61	4.78	2.95	3.98
Recoveries:
Average Gold Recovery (%)	91	89	90	88
Average Silver Recovery (%)	91	94	91	93
Average Copper Recovery (%)	76	85	78	78
Average Lead Recovery (%)	72	73	70	70
Average Zinc Recovery (%)	84	82	80	81
Mill production (before payable metal deductions)(1)
Gold (ozs.)	8,966	9,528	33,942	34,417
Silver (ozs.)	711,496	675,607	3,032,841	2,996,743
Copper (tonnes)	224	277	926	986
Lead (tonnes)	956	1,037	2,742	3,374
Zinc (tonnes)	2,520	2,809	7,452	9,115
Payable metal sold
Gold (ozs.)	7,629	5,774	31,563	26,675
Silver (ozs.)	686,421	417,932	3,047,076	2,446,232
Copper (tonnes)	214	162	941	769
Lead (tonnes)	908	953	2,632	3,187
Zinc (tonnes)	2,129	2,218	6,596	7,222
Average metal prices realized (2)
Gold (oz.)	$1,236	$1,691	$1,388	$1,676
Silver (oz.)	$20	$36	$24	$31
Copper ( tonne)	$7,109	$7,942	$7,341	$8,033
Lead (tonne)	$2,086	$2,256	$2,188	$2,110
Zinc ( tonne)	$1,894	$1,952	$1,943	$1,967
Precious metal gold equivalent ounces produced (mill production) (1)(3)(4)
Gold Ounces	8,966	9,528	33,942	34,417
Gold Equivalent Ounces from Silver	11,721	14,254	50,893	56,015
Total Precious Metal Gold Equivalent Ounces	20,687	23,782	84,835	90,432
Precious metal gold equivalent ounces sold (3)(4)(5)
Gold Ounces	7,629	5,774	31,563	26,675
Gold Equivalent Ounces from Silver	11,308	8,818	51,372	45,724
Total Precious Metal Gold Equivalent Ounces	18,937	14,592	82,935	72,399
Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (3)	$1,077	$1,073	$933	$790

Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (3)	$684	$551	$626	$419

(1)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill, for which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates derived from sampling methods and assaying throughout the mill production process.  The Company monitors these differences to ensure that precious metal mill production quantities are materially correct. In addition, mill production quantities for year ended 2012 do not reflect any deduction for 583 gold ounces and 45,432 silver ounces, respectively, (approximately 1,400 gold equivalent ounces) resulting from a settlement agreement with the buyer of our concentrates.

(2)

Average metal prices realized vary from the market metal prices due to out of period settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(3)	A reconciliation of this Non-GAAP measure to total mine cost of sales, the most comparable U.S. GAAP measure, can be found below in “Non-GAAP Measures.”
(4)

Precious metal gold equivalent mill production for the fourth quarter of 2013 of 20,687 ounces differs from gold equivalent ounces sold for the same period of 18,937 due principally to buyer (smelter) concentrate processing deductions of approximately 2,244 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 494 ounces.

(5)

Precious metal gold equivalent mill production for the year ended December 31, 2013 of 84,835 ounces differs from gold equivalent ounces sold for the same period of 82,935 principally due to buyer (smelter) concentrate processing deductions of approximately 8,997 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 7,097 ounces.

Overview of Q4 2013 Results from El Aguila Project

Fourth quarter production from the Aguila Project totaled 20,687 precious metal gold equivalent ounces  at a total cash cost of $684 per ounce  and realized average sales prices of $1,236 per ounce gold and $20 per ounce silver.  The mine generated gross profit of $9.7 million, and the Company paid $4.8 million to shareholders in dividends.

2014 Production Outlook

The Company is targeting production of between 85,000 and 100,000 precious metal gold equivalent ounces  during 2014.  The target range was estimated based on the Company’s 2014 mine plan, the area of the deposit scheduled to be mined during the upcoming year and the rate the Aguila mine can begin to deliver increased daily tonnage for processing, and assumes a 63:1 silver-to-gold conversion ratio.  The Company is focused on not only increasing ounces in 2014 but lowering its cost per tonne and cost per ounce.

Project Update

A primary goal in 2013 was to expand the daily milling capacity of the Aguila Mill to a nominal 1,500 tonnes per day, which was successfully delivered in December 2013.  The 2014 goal now shifts to continued development of the Arista underground mine to provide increased tonnage to the newly expanded mill.  In 2013, processing averaged 866 tonnes milled per day, a 12% increase over 2012 tonnages.  With the additional mill capacity of 1,500 tonnes per day, our project team has been tasked with increasing the daily tonnage pulled from Arista with the ultimate goal of delivering 1,500 tonnes per day consistently in the future.

The Arista decline ramp development has now passed level 18 and stopes are being developed on multiple veins from levels 2 to 16.  Infill and step-out drilling continues to expand the mineralized horizon at Arista with continued plans to drill vein extensions along strike, at depth and parallel to the main deposit.  Several parallel en echelon veins were discovered during 2013, with a strong possibility of additional vein discoveries with continued drilling.

During the third and fourth quarter of 2013, the Company initiated cost cutting measures with manpower reductions and operational efficiencies.  Although the full impact of these cuts may not be realized until the second quarter of 2014, total cash costs have already decreased by 9.5% from the third quarter to the fourth quarter of 2013.  (Total cash cost per ounce is a Non-GAAP Financial Measure.  Please see additional information in Management’s

Discussion and Analysis and Results of Operation in the Company’s annual report on Form 10-K for the period ended December 31, 2013).

2014 Exploration Program

A total of three exploration drills are currently at the Company’s properties, with one on surface and two underground.  The main exploration focus for 2014 will continue to be Arista and the extensions of this polymetallic epithermal system, which remains open along strike and at depth.  The Company targets a $6 million budget for exploration at its Oaxaca Mining Unit for 2014.

The highlight of 2013’s exploration drill program was the discovery of “Switchback,” a polymetallic mineralized area located 500 meters to the northeast of Arista.  With eight drill holes into this target, Switchback mineralization has now been defined over 450 meters along strike and 450 meters at depth.  The Company continues to drill the highly prospective area, with the goal of making a development decision on Switchback in 2014.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca.  The Company has 54,179,369 shares outstanding and no warrants.  Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation including the year ended December 31, 2013 and 2012, its financial condition at December 31, 2013 and 2012 and its cash flows for the year ended December 31, 2013 and 2012.  The  summary data for the year ended December 31, 2013 and 2012 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2013, but do not include the footnotes and other information that is included in the complete financial statements.  Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure.  Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent report on Form 10-K.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2013 and 2012
(U.S. dollars in thousands, except shares and per share amounts)

	2013	2012

Sales of metals concentrate, net	$125,784	$131,794
Mine cost of sales:
Production costs	65,022	42,574
Depreciation and amortization	2,392	1,366
Reclamation and remediation	112	81
Total mine cost of sales	67,526	44,021
Mine gross profit	58,258	87,773
Costs and expenses:
General and administrative expenses	16,260	13,507
Exploration expenses	9,470	8,008
Facilities and mine construction	22,198	16,554
Total costs and expenses	47,928	38,069
Operating income	10,330	49,704
Other (expense) income	(1,355)	(2,736)
Income before income taxes	8,975	46,968
Provision for income taxes (benefit)	8,890	13,297
Net income	$85	$33,671
Other comprehensive income:
Currency translation gain (loss)	7	2,800
Comprehensive income	$92	$36,471
Net income per common share:
Basic:	$0.00	$0.64
Diluted:	$0.00	$0.60
Weighted average shares outstanding:
Basic	53,255,259	52,846,163
Diluted	55,299,475	56,315,885

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except shares)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$14,973	$35,780
Gold and silver bullion	3,801	5,809
Accounts receivable	2,307	6,349
Inventories	7,468	7,533
Income tax receivable	6,488	419
Deferred tax assets	3,973	2,121
Prepaid expenses and other assets	6,039	973
Total current assets	45,049	58,984
Land and mineral rights	227	227
Property and equipment - net	18,127	14,050
Inventories	903	809
Deferred tax assets	27,663	31,559
Total assets	$91,969	$105,629
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,873	$3,013
Accrued expenses	5,613	4,178
Capital lease obligations	1,469	-
IVA taxes payable	925	2,673
Dividends payable	538	3,161
Total current liabilities	11,418	13,025
Capital lease obligations	2,387	-
Reclamation and remediation liabilities	2,887	2,790
Total liabilities	16,692	15,815
Commitments and contingencies (Note 9)
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,115,767 and 53,015,767 shares issued and outstanding, respectively	54	53
Additional paid-in capital	88,044	102,674
Accumulated (deficit)	(5,766)	(5,851)
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive (loss) - currency translation adjustment	(1,171)	(1,178)
Total shareholders' equity	75,277	89,814
Total liabilities and shareholders' equity	$91,969	$105,629

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2013 and 2012
(U.S. dollars in thousands)

	2013	2012

Cash flows from operating activities:
Net income	$85	$33,671
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	2,626	1,540
Reclamation and remediation	112	339
Stock-based compensation	7,617	6,600
Unrealized foreign currency exchange loss (gain)	526	1,442
Impairment loss on gold and silver bullion	1,743	(58)
Deferred tax assets	2,044	(3,046)
Other	-	6
Changes in operating assets and liabilities:
Accounts receivable	4,368	8,305
Inventories	(32)	(4,098)
Prepaid expenses and other assets	(5,358)	(14)
Accounts payable	(37)	1,397
Accrued expenses	1,362	(653)
IVA taxes payable/receivable	(1,873)	2,115
Income taxes payable/receivable	(6,540)	(16,406)
Net cash provided by operating activities	6,643	31,140
Cash flows from (used in) investing activities:
Capital expenditures	(6,703)	(4,461)
Purchases of gold and silver bullion	(1,050)	(5,164)
Proceeds from conversion of gold and silver bullion	1,316	1,961
Net cash used in investing activities	(6,437)	(7,664)
Cash flows from (used in) financing activities:
Proceeds from exercise of stock options	645	-
Dividends paid	(25,514)	(35,940)
Treasury stock purchases	-	(3,931)
Proceeds from capital leases	4,501	-
Repayment of capital leases	(645)	-
Net cash used in financing activities	(21,013)	(39,871)
Effect of exchange rates on cash and equivalents	-	215
Net (decrease) increase in cash and cash equivalents	(20,807)	(16,180)
Cash and equivalents at beginning of period	35,780	51,960
Cash and equivalents at end of period	$14,973	$35,780

Supplemental Cash Flow Information
Interest expense paid	$102	$-
Income taxes paid	$14,328	$33,020